UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 7, 2009
DELTA PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-16203	84-1060803
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
370 17th Street
Suite 4300
Denver, Colorado 80202
Registrant’s telephone number, including area code: (303) 293-9133
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     On May 7, 2009, Delta Petroleum Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities Inc., BMO Capital Markets Corp. and Deutsche Bank Securities Inc., as representatives of the several underwriters named therein (the “Underwriters”), to issue and sell 150,000,000 shares of the Company’s common stock, $.01 par value per share, in a public offering pursuant to a registration statement on Form S-3 (File No. 333-157644) and a related prospectus supplement, dated May 7, 2009, which were both filed with the Securities and Exchange Commission. In addition, the Company granted the Underwriters an option, exercisable for 30 days from the date of the Underwriting Agreement, to purchase up to an additional 22,500,000 shares of the Company’s common stock to cover over-allotments.
     On May 12, 2009 the Underwriters exercised their option to purchase the additional 22,500,000 shares of the Company’s common stock to cover over-allotments, and the offering of 172,500,000 shares of the Company’s common stock closed on May 13, 2009. The Company received net proceeds from the offering of approximately $247.3 million, after deducting the underwriting discounts and commissions and estimated offering expenses.
     The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and incorporated by reference herein.
Item 8.01 Other Events.
     Davis Graham & Stubbs LLP, counsel to the Company, has issued an opinion to the Company, dated May 13, 2009, regarding the legality of the shares of common stock to be issued and sold in the offering. A copy of the opinion as to legality is filed as Exhibit 5.1 hereto.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
No.	Description
1.1	Underwriting Agreement dated May 7, 2009

5.1	Opinion of Davis Graham & Stubbs LLP

23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: May 13, 2009

Delta Petroleum Corporation
By:	/s/ Stanley F. Freedman
Stanley F. Freedman
Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit
No.	Description
1.1	Underwriting Agreement dated May 7, 2009

5.1	Opinion of Davis Graham & Stubbs LLP

23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)